Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. and Subsidiaries on Form S-3 of our report dated March 30, 2023, with respect to our audit of the consolidated financial statements of Rockwell Medical, Inc. and Subsidiaries as of December 31, 2022 and for the year then ended appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiaries for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Chicago, IL

October 7, 2024